Alterra Announces the Formation of New Point V

Hamilton, Bermuda, June 20, 2012 — Alterra Capital Holdings Limited (“Alterra”) (NASDAQ: ALTE; BSX: ALTE.BH) today announced the formation of New Point V Limited, an addition to its series of sidecar vehicles that has been established to create additional capacity for the property catastrophe collateralized reinsurance marketplace.

New Point V is again being sponsored by Alterra in partnership with Stone Point Capital LLC (“Stone Point”) through its private equity fund, Trident V, L.P. and its affiliates. New Point V currently has capital commitments from its sponsors and additional investors of approximately $210 million.

Marty Becker, President and Chief Executive Officer of Alterra stated: “We are pleased to continue our support of the collateralized retrocessional market with New Point V and are glad to be partnering again with industry experts like Stone Point. With New Point V, we believe we remain well positioned to serve our clients’ needs as they seek property catastrophe reinsurance.”

About Alterra Capital Holdings Limited

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, and property and casualty insurers.

About Stone Point Capital

Stone Point Capital is a global private equity company with more than twenty years of private equity experience. Stone Point serves as the manager of the Trident Funds, which have raised more than $9 billion in committed capital to make investments in the financial services sector, and has a long and successful history of sponsoring the formation of insurance and reinsurance businesses.

SOURCE: Alterra Capital Holdings Limited

CONTACTS:
Susan Spivak Bernstein, 1-212-898-6640
Senior Vice President
susan.spivak@alterra-bm.com
or
Kekst and Company
Melissa Sheer or Peter Hill, 1-212-521-4800
melissa-sheer@kekst.com / peter-hill@kekst.com